Exhibit 10.3

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

for

Anuj Aggarwal

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT for Anuj Aggarwal (“Amendment”), effective this 14 day of March, 2022, is entered into by and between Everspin Technologies, Inc. (the “Company”) and Anuj Aggarwal (the “Executive”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of July 2, 2021 (the “Employment Agreement”);

WHEREAS, in accordance with Section 10.4 of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement to reflect the terms set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Section 1.1 of the Employment Agreement is hereby deleted and amended and restated in its entirety to read as follows:

1.1            Position. Executive shall serve as the Company’s Chief Financial Officer. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

2.            Section 1.2 of the Employment Agreement is hereby deleted and amended and restated in its entirety to read as follows:

1.2            Duties and Location. Executive shall perform such duties as are required by the President and Chief Executive Officer to whom Executive will report. Executive’s primary work location shall continue to be the Company’s headquarters in Chandler, Arizona. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

Executive may, without violating this Agreement: (i) as a passive investment, own publicly traded securities in such form or manner as shall not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities, including participation in professional groups and associations; and (iii) serve on other company boards with the prior written consent of the Board of Directors and the President and Chief Executive Officer.

3.            Section 2.1 of the Employment Agreement is hereby deleted and amended and restated in its entirety to read as follows:

2.1            Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $330,000 per year (the “Base Salary”), retroactive to January 1, 2022, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board of Directors or the Board of Directors (the “Board”) for possible adjustment annually.

4.            Section 2.2 of the Employment Agreement is hereby deleted and amended and restated in its entirety to read as follows:

2.2            Bonus. Executive will be eligible for an annual discretionary bonus of up to 65% of Executive’s Base Salary. Executive’s annual target bonus percentage, whether Executive receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined by the Compensation Committee of the Board (or the Board) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Compensation Committee of the Board (or the Board) in consultation with Executive. Bonuses are generally paid by March 15 following the applicable bonus year, and Executive must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the date Annual Bonuses are paid.

5.            Except as amended by the terms of this Amendment, the Employment Agreement remains in full force and effect.

6.            This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to this Amendment.

7.            All questions concerning the construction, validity and interpretation of this Amendment will be governed by the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties have executed this Amendment as of February 28, 2022 but effective as of the date and year set forth above.

Everspin Technologies, Inc.

By:	/s/ Darin Billerbeck
Name: Darin Billerbeck
Title: Interim Chief Executive Officer

/s/ Anuj Aggarwal
Anuj Aggarwal

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